Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, GA 30309-3521 Tel: +1 404 572 4600 Fax: +1 404 572 5100 www.kslaw.com

August 11, 2026

Katapult Holdings, Inc.

400 Galleria Parkway SE, Suite 300

Atlanta, Georgia 30339-3182

Re: Katapult Holdings, Inc. Post-Effective Amendments No. 1 to Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for Katapult Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Post-Effective Amendments to the Registration Statement on Form S-8 (File No. 333-258852) (filed on August 16, 2021), the Registration Statement on Form S-8 (File No.  333-272720) (filed on June 16, 2023) and the Registration Statement on Form S-8 (File No. 333-290258) (filed on September 15, 2025) (together, the “Prior Registration Statements”).

This opinion is rendered for use in connection with the Post-Effective Amendments with respect to the Rollover Shares (as defined below) authorized for issuance under the Company’s 2026 Equity Incentive Plan, as amended (the “Plan”) effective upon the receipt of stockholder approval at the special meeting of stockholders held on August 6, 2026 (the “Effective Date”).

Pursuant to the terms of the Plan, no future awards will be granted under the Company’s 2021 Equity Incentive Plan (the “2021 Plan”), or any prior plan as of the Effective Date and the number of shares of the Company’s common stock, par value $0.0001 per share, reserved for issuance pursuant to the Plan is equal to the sum of (i) 9,000,000 shares of the Company’s Common Stock issuable under the Plan, which was approved by the Company’s stockholders on the Effective Date, (ii) up to 376,261 shares of Common Stock authorized and available for issuance under the Company’s 2021 Equity Incentive Plan as of the Effective Date, in each case, subject to adjustment for any stock dividend, extraordinary cash dividend or other distribution, recapitalization, stock split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event affecting such shares (the share described in clause (ii), the “Rollover Shares”).

In connection with this opinion, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all documents submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied, without independent verification, upon statements and representations of representatives of the Company and public officials.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Katapult Holdings, Inc.

August 11, 2026

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Rollover Shares are duly authorized; and

2.	When issued pursuant to the Plan, the Rollover Shares will be validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

We consent to the filing of this opinion as Exhibit 5.1 to the Post-Effective Amendments and to the references to us in such Post-Effective Amendments. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ King & Spalding LLP